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                                                OMB APPROVAL
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                              UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                                          Washington, D.C. 20549

                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
[ ] Check this box if no
    longer subject to         Filed pursuant to Section 16(a) of the Securities
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the
    or Form 5 obligations         Public Utility Holding Company Act of 193
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940


(Print or Type Responses)

------------------------------------------------------------------------------------------------------------------------------------
| 1. Name and Address of Reporting Person*   | 2. Issuer Name and Ticker or Trading Symbol  |6. Relationship of Reporting Persons  |
| Azarela          Michael            R.     |    RAILWORKS CORPORATION (RWKS)              |   to Issuer (Check all applicable)   |
|--------------------------------------------|----------------------------------------------|                                      |
| (Last)          (First)          (Middle)  | 3. I.R.S. Identification| 4.  Statement For  |  [X] Director      [ ] 10% Owner     |
|                                            |    Number of Reporting  |     Month/Year     |  [X] Officer (give [ ] Other (specify|
|                                            |    Person, if an Entity |                    |              title           below)  |
| c/o RailWorks Corporation, 6225 Smith      |    (Voluntary)          |     MARCH 2001     |              below)                  |
|                  Avenue                    |                         |                    |President and Chief Operating Officer |
|--------------------------------------------|-------------------------|--------------------|--------------------------------------|
|                (Street)                    |                         | 5. If Amendment,   |7. Individual or Joint/Group Filing   |
|                                            |                         |    Date of Original|   (Check applicable line)            |
|                                            |                         |    (Month/Year)    |   [X] Form Filed by One              |
| Baltimore          MD              21209   |                         |                    |       Reporting Person               |
|--------------------------------------------|----------------------------------------------|   [ ] Form Filed by More Than        |
| (City)           (State)           (Zip)   |                                              |       One Reporting Person           |
|                                            |                                              |                                      |
|----------------------------------------------------------------------------------------------------------------------------------|
|                        TABLE 1 -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED                         |
|----------------------------------------------------------------------------------------------------------------------------------|
|1. Title of Security |2. Transaction  |3. Transac-   |4. Securities Acquired (A) | 5. Amount of Se-   |6. Owner-    |7. Nature    |
|   (Instr. 3)        |   Date         |   tion Code  |   or Disposed of (D)      |    curities Benefi-|   ship      |   of In-    |
|                     |   (Month/Day/  |   (Instr. 8) |                           |    cially Owned at |   Form:     |   direct    |
|                     |   Year)        |              |                           |    End of Month    |   Direct    |   Benefi-   |
|                     |                |              |   (Instr. 3, 4 and 5)     |    (Instr. 3 and 4)|   (D) or    |   cial      |
|                     |                |--------------|-------------------------------                 |   Indirect  |   Owner-    |
|                     |                | Code  |  V   |    Amount  | (A) or| Price   |                 |   (I)       |   ship      |
|                     |                |       |      |            | (D)   |         |                 |   (Instr. 4)|   (Instr.   |
|                     |                |       |      |            |       |         |                 |             |   4)        |
|---------------------|----------------|-------|------|------------|-------|---------|-----------------|-------------|-------------|
| Common Stock        |     3/5/2001   |   p   |      |     800    |   A   |$2.59375 |                 |    I        |    (1)      |
|---------------------|----------------|-------|------|------------|-------|---------|-----------------|-------------|-------------|
| Common Stock        |     3/5/2001   |   p   |      |   2,200    |   A   | $2.625  |                 |    I        |    (1)      |
|---------------------|----------------|-------|------|------------|-------|---------|-----------------|-------------|-------------|
| Common Stock        |     3/5/2001   |   p   |      |   2,500    |   A   |  $2.75  |                 |    I        |    (1)      |
|---------------------|----------------|-------|------|------------|-------|---------|-----------------|-------------|-------------|
| Common Stock        |     3/5/2001   |   p   |      |   1,000    |   A   |$2.71875 |                 |    I        |    (1)      |
|---------------------|----------------|-------|------|------------|-------|---------|-----------------|-------------|-------------|
| Common Stock        |     3/5/2001   |   p   |      |   2,000    |   A   | $2.8125 |      8,500      |    I        |    (1)      |
|---------------------|----------------|-------|------|------------|-------|---------|-----------------|-------------|-------------|
|                     |                |       |      |            |       |         |    551,747(2)   |      D      |             |
|---------------------|----------------|-------|------|------------|-------|---------|-----------------|-------------|-------------|
|                     |                |       |      |            |       |         |                 |             |             |
|---------------------|----------------|-------|------|------------|-------|---------|-----------------|-------------|-------------|
|                     |                |       |      |            |       |         |                 |             |             |
------------------------------------------------------------------------------------------------------------------------------------



(1) These shares are beneficially owned by the trustee of an individual retirement account beneficially owned by Janis A. Reyda, the reporting person's wife.
The reporting person disclaims beneficial ownership of these shares.

(2) The Form 3 filed by Mr. Azarela in July 1998 estimated his beneficial ownership of common stock as 442,587.
The correct number of shares of common stock held directly by Mr. Azarela in July 1998 was 551,747.

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction
4(b)(v).

Potential Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OME control number.

                                                                          (Over)
                                                                 SEC 1474 (7-97)



FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

------------------------------------------------------------------------------------------------------------------------------------
|1. Title of Derivative |  2. Conver-  |3. Trans- |4. Trans- |5. Number of    | 6. Date Exer-   |7. Title and Amount |8. Price     |
|   Security            |     sion or  |   action |   action |   Derivative   |    cisable and  |   of Underlying    |   of        |
|   (Instr. 3)          |     Exercise |   Date   |   Code   |   Securities   |    Expiration   |   Securities       |   Deriv-    |
|                       |     Price of |   (Month/|   (Instr.|   Acquired (A) |    Date         |   (Instr. 3 and 4) |   ative     |
|                       |     Deriv-   |   Day/   |   8)     |   or Disposed  |    (Month/Day/  |                    |   Secur-    |
|                       |     ative    |   Year)  |          |   of (D)       |    Year)        |                    |   ity       |
|                       |     Security |          |          |   (Instr. 3,   |                 |                    |   (Instr. 5)|
|                       |              |          |          |   4 and 5)     |-----------------|--------------------|             |
|                       |              |          |          |                | Date   |Expira- |        |  Amount or|             |
|                       |              |          |----------|----------------| Exer-  |tion    | Title  |  Number of|             |
|                       |              |          | Code| V  |  (A)  |  (D)   | cisable|Date    |        |  Shares   |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
|-----------------------|--------------|----------|-----|----|-------|--------|--------|--------|--------|-----------|-------------|
|                       |              |          |     |    |       |        |        |        |        |           |             |
------------------------------------------------------------------------------------------------------------------------------------


------------------------------------------------------------------------------
|   9.  Number of     |      10. Ownership            |   11. Nature of      |
|       Derivative    |          Form of              |       Indirect       |
|       Securities    |          Derivative           |       Beneficial     |
|       Beneficially  |          Security:            |       Ownership      |
|       Owned at End  |          Direct (D)           |       (Instr. 4)     |
|       of Month      |          or Indirect (I)      |                      |
|       (Instr. 4)    |          (Instr. 4)           |                      |
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
|---------------------|-------------------------------|----------------------|
|                     |                               |                      |
------------------------------------------------------------------------------
Explanation of Responses:

**  Intentional misstatements or omissions of facts constitute Federal Criminal         /s/ Michael Azarela                 3/12/01
    Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                              --------------------------------   ----------
                                                                                       **Signature of Reporting Person       Date

 Note. File three copies of this Form, one of which must be manually signed.                                                  Page 2
       If space is insufficient, see Instruction 6 for procedure.                                                    SEC 1474 (7-97)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.
